Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Calumet Specialty Products Partners, L.P. and Calumet Finance Corp. of our report dated November 14, 2012, relating to the combined financial statements of Montana Refining Company, Inc. and Great Divide Pipeline Corporation appearing in the Current Report on Form 8-K/A of Calumet Specialty Products Partners, L.P. dated June 11, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Independent Registered Chartered Accountants

November 27, 2013

Calgary, Canada